FOR RELEASE                                    CONTACT:  Chris Morris
July 26, 2005                                            Senior Vice President
3:05 p.m. Central Time                                   Chief Financial Officer
                                                         (972) 258-4525

             CEC ENTERTAINMENT, INC. REPORTS SECOND QUARTER RESULTS;
                    BOARD APPROVES $400 MILLION STOCK BUYBACK

IRVING, TEXAS - CEC Entertainment, Inc. (NYSE:"CEC") today announced earnings for the second quarter ended July 3, 2005.

Revenues for the second quarter of 2005 increased to $168.4 million from $165.4 million in the second quarter of 2004. Net income was $14.4 million in both the second quarter of 2005 and the second quarter of 2004. Diluted earnings per share in the second quarter of 2005 were $0.40 per share compared to $0.37 per share in the second quarter of 2004.

Revenues for the first six months of 2005 increased to $382.5 million from $372.4 million in the first six months of 2004. Net income was $46.7 million in the first six months of 2005 and $45.8 million in the same period of 2004. Diluted earnings per share in the first six months of 2005 were $1.26 per share compared to $1.17 per share in the first six months of 2004.

Chris Morris, Senior Vice President and Chief Financial Officer stated that, "Total revenues in the second quarter increased $3.0 million over the prior year due to new store development. Comparable store sales in the second quarter decreased 2.1%. We believe the decline in comparable store sales was primarily due to unsuccessful promotions in the quarter and the effect of higher gasoline prices on the spending decisions of our customers. Earnings per diluted share increased 8.1% over the prior year. During the first two quarters of 2005, the Company generated operating cash flow of $75 million, invested $34 million primarily in new and existing stores and repurchased $64 million of Company stock. Borrowings on our credit facility increased by $11 million. In July, the Company secured a $200 million revolving credit facility with a term of five years that replaces its previous $132.5 million credit facility that was scheduled to mature in December 2005."

Mr. Morris further added, "Based on current estimates, we expect diluted earnings per share to range from $2.24 to $2.31 per share for the 2005 fiscal year and $0.56 to $0.61 and $0.42 to $0.44 in the third and fourth quarters of 2005, respectively. Our estimates include the assumption that comparable store sales are slightly negative to flat during the last half of the year."

The Company also announced that its Board of Directors has approved a new plan to purchase, from time to time in the open market or through negotiated trades with persons who are not affiliates of the Company, shares of the Company's common stock at an aggregate purchase price of up to $400 million. The Company recently completed the purchase of $100 million of its common stock pursuant to a stock buyback plan approved in August 2004. The Company's decision to commence a new plan to purchase up to an additional $400 million of its common stock was based on its belief that its common stock represents an attractive long-term investment opportunity for the Company. The timing and extent of the purchases will depend on market conditions. The funds required for the stock purchase will be provided from the Company's cash balances, operating cash flow and as appropriate, the Company's credit facility.

Richard M. Frank, Chairman and Chief Executive Officer stated that, "We believe the continued execution of our long-term strategies of reinvesting in our core stores, continued new store development, building on operational execution and strategically repurchasing Company stock will drive long-term shareholder value. The $400 million stock buyback plan approved by our Board is significantly higher than previously approved stock buyback plans. The Board's decision to approve the stock buyback plan reflects their confidence in the long-term prospects of the Company and their belief in the opportunity to provide a long-term benefit to shareholders by share repurchases."

Certain statements in this press release, other than historical information, may be considered forward-looking statements, within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, and are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on CEC's operating results, performance or financial condition are its ability to implement its growth strategies, national, regional and local economic conditions affecting the restaurant/entertainment industry, competition within each of the restaurant and entertainment industries, success of its franchise operations, negative publicity, fluctuations in quarterly results of operations, including seasonality, government regulations, weather, school holidays, commodity and labor costs.

CEC Entertainment, Inc. operates a system of 500 Chuck E. Cheese's restaurants in 48 states, of which 455 are owned and operated by the Company. # # #

                                            CEC ENTERTAINMENT, INC.
                                  CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                                       (Thousands, except per share date)


                                                        Quarter Ended                   Year to Date Ended
                                                  07/03/05         06/27/04          07/03/05         06/27/04
                                                  --------         --------          --------         --------
Revenues:
     Food and beverage                           $ 109,455        $ 108,739         $ 248,499        $ 245,078
     Games and merchandise                          58,253           55,826           132,495          125,567
     Franchise fees and royalties                      685              852             1,480            1,713
     Interest income                                     8                7                13               14
                                                 ---------        ---------         ---------        ---------
                                                   168,401          165,424           382,487          372,372
                                                 ---------        ---------         ---------        ---------
Costs and expenses:
     Cost of sales:
        Food, beverage and related supplies         19,837           21,307            45,405           45,785
        Games and merchandise                        6,707            7,218            15,031           15,860
        Labor                                       48,622           47,688           102,447          100,927
     Selling, general and
        administrative expenses                     21,416           20,047            46,833           43,879
     Depreciation and amortization                  15,780           13,880            30,177           27,258
     Interest expense                                  984              485             1,707              968
     Other operating expenses                       31,659           31,436            65,214           63,387
                                                 ---------        ---------         ---------        ---------
                                                   145,005          142,061           306,814          298,064
                                                 ---------        ---------         ---------        ---------

Income before income taxes                          23,396           23,363            75,673           74,308

Income taxes                                         8,960            8,947            28,983           28,459
                                                 ---------        ---------         ---------        ---------
Net income                                       $  14,436        $  14,416         $  46,690        $  45,849
                                                 =========        =========         =========        =========

Earnings per share:
     Basic                                       $     .41        $     .38         $    1.31        $    1.21
     Diluted                                     $     .40        $     .37         $    1.26        $    1.17

Weighted average shares outstanding:
     Basic                                          35,255           37,507            35,736           37,910
     Diluted                                        36,473           38,604            36,963           39,107



                                       CEC ENTERTAINMENT, INC.
                                CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (Thousands, except share amounts)

                                                                         July 3,          January 2,
                                                                           2005              2005
                                                                       -----------       -----------
                                                                       (unaudited)
ASSETS

Current assets:
   Cash and cash equivalents.......................................     $   9,611         $  11,798
   Accounts receivable.............................................        15,141            13,482
   Inventories.....................................................        11,919            12,171
   Prepaid expenses................................................         9,144             7,444
   Deferred tax asset..............................................         1,763             1,763
                                                                        ---------         ---------
      Total current assets.........................................        47,578            46,658
                                                                        ---------         ---------

Property and equipment, net........................................       567,231           563,081
                                                                        ---------         ---------

Other assets ......................................................         1,122             2,278
                                                                        ---------         ---------
                                                                        $ 615,931         $ 612,017
                                                                        =========         =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Current portion of long-term debt...............................     $     534         $  78,279
   Accounts payable................................................        22,927            24,294
   Accrued liabilities.............................................        32,957            36,329
                                                                        ---------         ---------
      Total current liabilities....................................        56,418           138,902
                                                                        ---------         ---------

Long-term debt, less current portion...............................       100,669            11,673
                                                                        ---------         ---------

Deferred rent......................................................        58,545            53,427
                                                                        ---------         ---------

Deferred tax liability.............................................        34,386            36,429
                                                                        ---------         ---------

Accrued insurance .................................................        10,750            10,856
                                                                        ---------         ---------

Shareholders' equity:
   Common stock, $.10 par value; authorized 100,000,000 shares;
      55,973,127 and 55,556,857 shares issued, respectively .......         5,597             5,556
   Capital in excess of par value..................................       257,823           245,991
   Retained earnings ..............................................       479,957           433,267
   Accumulated other comprehensive income .........................         1,333             1,476
   Less treasury shares of 20,921,268
      and 19,210,568, respectively, at cost........................      (389,547)         (325,560)
                                                                        ---------         ---------
                                                                          355,163           360,730
                                                                        ---------         ---------
                                                                        $ 615,931         $ 612,017
                                                                        =========         =========



                                     CEC ENTERTAINMENT, INC.
                                SUPPLEMENTAL FINANCIAL INFORMATION
                                           (Thousands)

                                                Quarter Ended              Year to Date Ended
                                           07/03/05       06/27/04       07/03/05       06/27/04
                                           --------       --------       --------       --------
Number of Company-owned stores:
   Beginning of period                        453            420            449            418
   New                                          1             10              5             12
   Company purchased franchise stores           1                             1
   Closed
                                             ----           ----           ----           ----
   End of period                              455            430            455            430


Number of franchise stores:
   Beginning of period                         45             48             46             48
   New                                          1              1              1              1
   Company purchased franchise stores          (1)                           (1)
   Closed                                                                    (1)
                                             ----           ----           ----           ----
   End of period                               45             49             45             49

